Skkynet Cloud Systems, Inc. Files Application for NASDAQ Capital Market Listing

Skkynet seeks to raise its profile and enhance shareholder value by listing on world-class marketplace.

Mississauga, Ontario, September 9, 2014 – Skkynet Cloud Systems, Inc. (“Skkynet” or “the Company”) (OTC.BB:SKKY), a global leader in real-time cloud information systems, is pleased to announce that the Company filed on September 8, 2014 an application to list its common stock on the NASDAQ Capital Market.

President Paul E. Thomas stated, “We believe that elevating the listing of our common stock to the NASDAQ Capital Market will be an important step forward in our mission of enhancing shareholder value and complements the strong operational progress we are making. As the Skkynet investment story improves, the NASDAQ listing should enable us to increase the trading liquidity of our stock, broaden our shareholder base, and raise our profile in the investment community.”

The NASDAQ listing application is subject to review and approval by NASDAQ’s Listing Qualifications Department to ensure compliance with all NASDAQ Capital Market Standards. Skkynet anticipates the NASDAQ review process to last approximately two months or longer before completion. While the Company intends to satisfy all of NASDAQ’s requirements for initial listing, no assurance can be given that its application will be approved. The Company’s common stock will continue to trade on the OTC Bulletin Board under its current symbol, SKKY, during the NASDAQ review process.

About Skkynet Cloud Systems, Inc.:

Skkynet Cloud Systems, Inc., through its wholly owned subsidiary Cogent Real-Time Systems Inc., is a leading developer of DataHub® and VINE™ software, Secure Cloud Service™ and related systems and facilities for collecting, processing and distributing real-time information over networks. This capability allows our clients to both locally and remotely manage, supervise and control industrial processes, embedded devices and financial information systems. Through their web-based assets, WebView™ enables data connectivity and visualization over the cloud, providing clients and their customers the necessary ability and tools to observe and interact with these processes and services in real time, empowering them to fully control their systems and analyze their data. DataHub® and WebView™ are trademarks used under license.

Safe Harbor:

This news release contains “forward-looking statements” as that term is defined in the United States Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements, including beliefs, plans, expectations or intentions regarding the future, and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors, such as the inherent uncertainties associated with new business opportunities and development stage companies. We assume no obligation to update the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that they will prove to be accurate. Investors should refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

Skkynet Cloud Systems, Inc.
Paul E. Thomas, President
Office: (888) 628-2028
Fax: (888) 705-5366
Web: http://skkynet.com
Email: ir@skkynet.com
Twitter: https://twitter.com/RealTimeCloud